UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

Social Life Network, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-222709	46-0495298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8100 E. Union Ave., Suite 1809 Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Social Life Network, Inc. referred to herein as “we”, “us” or “our”.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Andrew Rodosevich

On July 31, 2018, Andrew Rodosevich, resigned as our Chief Financial Officer/Chief Accounting Officer/Director. Mr. Rodosevich’s resignation was not in connection with any disagreement with our management regarding our operations, policies or practices. Our Board of Directors (the “Board”) accepted Andrew Rodosevich’s resignation.

Board of Director Chief Financial Officer and Board Appointments

On July 31, 2018, our Board unanimously voted and approved of: (a) accepting the resignation of Andrew Rodosevich as the Company’s Chief Financial Officer and Director; (b) immediately following the resignation of Andrew Rodosevich in (a), Ken Tapp being appointed as our Chief Financial Officer/Chief Accounting Officer; and (c) the appointment of D. Scott Karnedy, Leslie Bocskor, Kenneth Granville and Vincent “Tripp” Keber as members of the Company’s Board.

Biographies of Directors

D. Scott Karnedy

D. Scott Karnedy has served as our Chief Operating Officer since October 2017. He has served as an officer or Vice President of sales and marketing for digital media and Internet companies since 1998. Mr. Karnedy is a digital media expert and served as VP of Sales of AOL, Senior VP of Sales and Marketing of SiriusXM and was the Senior Vice President of Global Sales of Myspace. He was the Chief Revenue Officer of Technicolor and Indiewire Snag Films. Mr. Karnedy was the Founder and CEO of Valhalla Advisors.

Director Agreement with D. Scott Karnedy

We completed a Director Agreement with D. Scott Karnedy on July 31, 2018 providing that Mr. Karnedy will serve as our Director for a 1 year period and will receive 500,000 shares of our restricted common stock in return for his Board service

Vincent Tripp Keber

Vincent Tripp Keber is widely considered one of the most prominent and well-known business leaders in the cannabis industry. Additionally, Mr. Keber is recognized as a branding expert in the adult use and medical cannabis spaces. He is the co-founder and former CEO of Dixie Brands, Inc., a cannabis centric branding company, known worldwide for its namesake cannabis-infused beverages, Dixie Elixirs, Aceso and Therabis, Dixie’s human and pet CBD wellness brand platforms respectively, as well as hundreds of other cannabis products. Mr. Keber has served as a Director for several cannabis industry organizations, including the National Cannabis Industry Association, the Marijuana Policy Project, and the National Association of Cannabis Businesses. He has also held many senior and C-level positions in realty, communications and other industries.

Director Agreement with Vincent Tripp Keber

We completed a Director Agreement with Vincent Tripp Keber on July 31, 2018 providing that Mr. Keber will serve as our Director for a 2 year period and will receive 2,000,0000 shares of our restricted common stock in return for his Board service.

Leslie Bockskor

Leslie Bocskor is the President and Founder of Electrum Partners. Electrum Partners is known as a pioneer in the cannabis industry as a global cannabis business advisory and services firm. Prior to that, he was the Vice Chairman of GB Science, Inc. Mr. Bocskor has extensive experience working in cannabis space.

Director Agreement with Leslie Bockskor

We completed a Director Agreement with Leslie Bocskor on July 31, 2018 providing that Mr. Bockskor will serve as our Director for a 2 year period and will receive 1,000,000 shares of our restricted common stock in return for his Board service.

Kenneth Granville

Kenneth Granville is the Cofounder and CEO of MindAptiv. MindAptiv, established in 2011, enables machines to adapt to humans through semantic intelligence, the next generation of machine learning that translates human meanings for generating functional code on-the-fly. He has also held various operations and engineering positions at the USAF, Lockeed Martin and then L-3 Communications from 1980 to 1992, 1992 to 2003 and 2003 through 2008 respectively. Mr. Granville has an extensive knowledge background in signal intelligence, cyber security, systems networking, enterprise architecture, computing platforms, as well as artificial and semantic intelligence.

Director Agreement with Kenneth Granville

We completed a Director Agreement with Kenneth Granville on July 31, 2018 providing that Kenneth Granville will serve as our Director for a 2 period and will receive 1,000,000 shares of our restricted common stock in return for his Board service.

We will issue a press release regarding the foregoing events, which is filed herein as Exhibit 99.1

ITEM 9.01. Exhibits

(a) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 31, 2018

Social Life Network, Inc.

By:	/s/ Ken Tapp,
Ken Tapp, Chief Executive Officer